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                                                                    EXHIBIT 99.3

                    CONSENT OF DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

    We hereby consent to (i) the inclusion of our opinion letter, dated
October 29, 2000, to the Board of Directors of About.com, Inc. ("About") as Annex C to the Joint Proxy Statement-Consent Solicitation-Prospectus of
PRIMEDIA Inc. ("PRIMEDIA") and About relating to the proposed merger between About and a wholly owned subsidiary of PRIMEDIA and (ii) all references to DLJ in the sections captioned "Summary--Opinions of Financial Advisors", "The Merger--Background of the Merger", "The Merger--About's Reasons for the Merger; Recommendation of About's Board of Directors" and "The Merger--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation" in the Joint Proxy Statement-Consent Solicitation-Prospectus of PRIMEDIA and About which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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
                                                       DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION

                                                       By:  /s/ JONATHAN TURNER
                                                            -----------------------------------------
                                                            Jonathan Turner
                                                            Vice President
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New York, New York

January 17, 2001